

                                    Pacific Century Financial Corporation
                    Exhibit 99 - Statement Regarding Computation of Ratios
                                          Three Months Ended March 31



             (in millions of dollars)                                        1997        1996

             Earnings:
             1.  Income Before Income Taxes                                   $57.6       $48.5
             2.  Plus:  Fixed Charges Including Interest on Deposits          125.1       118.8
                                                                             _______     _______
             3.  Earnings Including Fixed Charges                             182.7       167.3
             4.  Less:  Interest on Deposits                                   75.4        63.0
                                                                             _______     _______
             5.  Earnings Excluding Interest on Deposits                     $107.3      $104.3
                                                                             =======     =======

             Fixed Charges:
             6.  Fixed Charges Including Interest on Deposits                $125.1      $118.8
             7.  Less:  Interest on Deposits                                   75.4        63.0
                                                                             _______    _______
             8.  Fixed Charges Excluding Interest on Deposits                 $49.7       $55.8
                                                                             =======    =======

             Ratio of Earnings to Fixed Charges:
                 Including Interest on Deposits  (Line 3 divided by Line 6)     1.5 x       1.4 x
                 Excluding Interest on Deposits (Line 5 divided by Line 8)      2.2 x       1.9 x
